Exhibit 10.30

SHARED SERVICES AGREEMENT

This SHARED SERVICES AGREEMENT, dated as of August 26, 2005 and effective upon the initial public offering of Energy Transfer Equity, L.P., by and between ENERGY TRANSFER EQUITY, L.P., a Delaware limited partnership (“ETE”), and ENERGY TRANSFER PARTNERS, L.P., a Delaware limited partnership (“ETP”), (such parties to be individually referred to as “Party” and collectively referred to as “Parties”) recites and provides:

WHEREAS, ETP currently provides certain services to ETE under the terms of a Shared Services Agreement dated January 21, 2004, and desire to amend and restate the obligations thereunder in this Agreement; and

WHEREAS, it is contemplated that an initial public offering will be made of a portion of the capital stock of ETE, resulting in a partial public ownership of ETE, and that ETP and ETE both desire for ETP to continue to provide certain services to ETE following the initial public offering; and

WHEREAS, ETP and ETE have entered into this agreement (“Agreement”) to set forth the roles and responsibilities with regard to services to be provided in the future by ETP to ETE.

NOW, THEREFORE, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Affiliate, shall mean a party that directly or indirectly controls, is controlled by, or is under common control with another party. For purposes of this definition, “Control” when used with respect to any party means the power to direct the management and policies of such Party, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

1.2 AOP. Shall have the meaning specified in Section 5.1.

1.3 Services shall be as defined in Section 2.1.

ARTICLE II

SERVICES TO BE PROVIDED

2.1 Exhibits. Exhibits 1 though 5 attached to and made a part of this Agreement describe the services to be provided by ETP to ETE, as designated from time to time by ETE (the “Services”). The Parties have made a good faith effort as of the date hereof to identify each Service and to complete the content of the Exhibits accurately. It is anticipated that the Parties will modify the Services from time to time. In that case or to the extent that any Exhibit is incomplete, the Parties will use good faith efforts to modify the Exhibits. There are certain terms that are specifically addressed in the Exhibits attached hereto that may differ from the terms

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provided hereunder. In those cases, the specific terms described in the Exhibits shall govern that particular Service.

The Parties may also identify additional Services that they wish to incorporate into this Agreement. The Parties will create additional Exhibits setting forth the description of such Services, the fees for such Services and any other applicable terms.

2.2 Independent Contractors. ETP will provide the Services either through its own resources, the resources of its subsidiaries or Affiliates, or by contracting with independent contractors as agreed hereunder.

2.3 Standard of Care. In providing the Services hereunder, ETP will exercise the same degree of care as it has historically exercised in providing such Services to its Affiliates prior to the date hereof, including at least the same level of quality, responsiveness and timeliness as has been exercised by ETP with respect to such Services.

2.4 Records. ETP shall keep full and detailed records dealing with all aspects of the Services performed by it hereunder and:

(a) shall provide access to the records to ETE at all reasonable times; and

(b) shall maintain the records in accordance with good record management practices and with at least the same degree of completeness and care as it maintains for its other similar business interests.

ARTICLE III

FEES

3.1 General. ETE will pay to ETP a fixed annual fee for each Service or the actual cost of such service as set forth in the attached Exhibits (collectively, the “Fees”). The Fees will constitute full compensation to ETP for all charges, costs and expenses incurred by ETP on behalf of ETE in providing the Services, unless otherwise specifically provided in the Exhibits. Except as specifically provided herein or in the Exhibits, ETE will not be responsible to ETP or to any independent contractor retained by ETP, for any additional fees, charged, costs or expenses relating to the Services.

3.2 Payments. ETP will deliver to ETE, on a monthly basis, an invoice for the aggregate Fees incurred for the previous month. ETE will pay to ETP, within 30 days of invoicing the Fees incurred during the previous month.

3.3 Review of Fees.

(a) On the first anniversary of the Agreement, commencing as of the date of the Agreement, ETP will review the charges, costs and expenses actually incurred by ETP in providing any Service, as well as the calculation of any related Fee during the previous twelve months.

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(b) The Parties will set Fees or new budgets for each ensuing year, and may make other changes to the Fees with respect to each Service, based upon an increase or reduction to such Service.

ARTICLE IV

REPRESENTATIVES

4.1 Representatives.

(a) Karen Hicks of ETP and Sonia Aubé of ETE will serve as administrative representatives (“Representative(s)”) of ETP and ETE, respectively, to facilitate day-to-day communications and performance under this Agreement. Each Party may treat an act of a Representative of the other Party as being authorized by such other Party. Each Party may replace its Representative by giving written notice of the replacement to the other Party.

(b) No additional Exhibits, modifications to existing Exhibits, modifications to an AOP approved pursuant to Section 5.1, or amendments to this Agreement shall be effective unless and until executed by the Representatives of each of ETP and ETE.

ARTICLE V

PLANNING PROCESS

5.1 Annual Operating Plan. The Representative of each Party will coordinate the development of an annual operating plan (“AOP”) setting forth the specific objectives, Service standards, performance measures, activity levels and a budget for the Services. In developing the AOP, the Parties agree to use their best efforts to harmonize the interests of ETE to have quality services at an affordable cost with the interests of ETP to receive reimbursement of its actual costs of performing the Services. Each AOP will continue in effect until the Parties agree otherwise.

5.2 Performance Review. The Parties will meet as mutually agreed to review progress against the AOP objectives, service standards, performance measures and activity levels. The Parties will use their good faith efforts to resolve any issues concerning service standards, performance measures or changes in fees from the AOP during these meetings. If the Parties are unable to resolve those issues, they will refer the disputed issues to the CFO or CEO of ETE and the President of ETP pursuant to Article VII.

ARTICLE VI

THIRD PARTY AGREEMENTS

With respect to all Services supplied by ETP or contracted for by ETP on behalf of ETE, shall use commercially reasonable efforts to cause all such third party contracts to extend to and be enforceable by ETE, or to assign such contracts to ETE. In the event that such contracts are not extendable or assignable, ETP shall act as agent for ETE in the pursuit of any claims, issues, demands or actions against such third party provider at ETE’s expense.

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ARTICLE VII

AUTHORITY; INFORMATION; COOPERATION; CONSENTS

7.1 Authority. Each Party warrants to the other Party that:

(a) it has the requisite corporate authority to enter into and perform this Agreement;

(b) its execution, delivery, and performance of this Agreement have been duly authorized by all requisite corporate action on its behalf;

(c) this Agreement is enforceable against it; and

(d) it has obtained all consents or approvals of governmental authorities and other Persons that are conditions to its entering into this Agreement.

7.2 Information Regarding Services. Each Party shall make available to the other Party any information required or reasonably requested by the other Party regarding the performance of any Service and shall be responsible for timely providing that information and for the accuracy and completeness of that information; provided, however, that a Party may not provide any information that is subject to a confidentiality obligation owed by it to a Person other than an Affiliate, its general partner, or the other Party.

7.3 Cooperation. The Parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of Services. Such good faith cooperation will include providing electronic access to systems used in connection with Services and using commercially reasonable efforts to obtain all consents, licenses, sublicenses or approvals necessary to permit each Party to perform its obligations. The Parties will cooperate with each other in making such information available as needed in the event of any and all internal or external audits, whether in the United States or any other country. If this Agreement is terminated in whole or in part, the Parties will cooperate with each other in all reasonable respects in order to effect an efficient transition and to minimize the disruption to the business of both Parties, including the assignment or transfer of the rights and obligations under any contracts.

7.4 Further Assurances. Each Party shall take such actions, upon request of the other Party and in addition to the actions specified in this Agreement, as may be necessary or reasonably appropriate to implement or give effect to this Agreement.

ARTICLE VIII

CONFIDENTIAL INFORMATION

8.1 Definition. For the purposes of this Agreement, “Confidential Information” means non-public information about the disclosing Party’s or any of its Affiliates’ business or activities that is proprietary and confidential, which shall include, without limitation, all business, financial, technical and other information, including software (source and object code)

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and programming code, of a Party or its Affiliates marked or designated “confidential” or “proprietary” or by its nature or the circumstances surrounding its disclosure should reasonably be regarded as confidential. Confidential Information includes not only written or other tangible information, but also information transferred orally, visually, electronically or by any other means. Confidential Information will not include information that (i) is in or enters the public domain without breach of this Agreement, or (ii) the receiving Party lawfully receives from a third party without restriction on disclosure and to the receiving Party’s knowledge without breach of a nondisclosure obligation.

8.2 Nondisclosure. Each of ETP and ETE agree that (i) it will not disclose to any third party or use any Confidential Information disclosed to it by the other except as expressly permitted in this Agreement, and (ii) it will take all reasonable measures to maintain the confidentiality of all Confidential Information of the other Party in its possession or control, which will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar type and importance.

8.3 Permitted Disclosure. Notwithstanding the foregoing, each Party may disclose Confidential Information (i) to the extent required by a court of competent jurisdiction or other governmental authority or otherwise as required by law, including without limitation, disclosure obligations imposed under the federal securities laws, provided that such Party has given the other Party prior notice of such requirement when legally permissible to permit the other Party to take such legal action to prevent the disclosure as it deems reasonable, appropriate or necessary, or (ii) on a “need-to-know” basis under an obligation of confidentiality to its consultants, legal counsel, Affiliates, accountants, banks and other financing sources and their advisors.

8.4 Ownership of Confidential Information. All Confidential Information supplied or developed by either Party shall be and remain the sole and exclusive property of the Party who supplied or developed it.

ARTICLE IX

TERM AND TERMINATION

9.1 Term. This Agreement shall remain in effect until such time as it has been terminated as to all Services in accordance with Section 9.2 below.

9.2 Termination. Either Party may terminate this Agreement without cause with respect to one or more Services under this Agreement by providing thirty (30) days written notice to the other Party or as otherwise agreed between the Parties hereto.

ARTICLE X

LIMITATION OF LIABILITY; INDEMNIFICATION

10.1 Limitation of Liability. Except as may be provided in Section 10.2 below, ETP, its controlling persons, if any, directors, officers, employees, agents and permitted assigns (each, an “ETP Party”) shall not be liable to ETE, the ETE Subsidiaries and their respective directors, officers, employees, agents or permitted assigns (each, an “ETE Party”) and each ETE Party

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shall not be liable to any ETP Party, in each case, for any liabilities, claims, damages, losses or expenses, including, but not limited to , any special, indirect, incidental or consequential damages, of an ETE Party or an ETP Party arising in connection with this Agreement and the Services provided hereunder.

10.2 Indemnification. (a) ETP shall indemnify, defend and hold harmless each of the ETE Parties from and against all liabilities, claims, damages, losses and expenses (including, but not limited to, court costs and reasonable attorneys’ fees) (collectively referred to as “Damages”) of any kind or nature, of third parties unrelated to any ETE Party caused by or arising in connection with the gross negligence or willful misconduct of any employee of ETP in connection with the performance of the Services, except to the extent that Damages were caused directly or indirectly by acts or omissions of any ETE Party. Notwithstanding the foregoing, ETP shall not be liable for any special, indirect, incidental, or consequential damages relating to such third party claims.

(b) ETE shall indemnify, defend and hold harmless each of the ETP Parties from and against all Damages of any kind or nature, of third parties unrelated to any ETP Party caused by or arising in connection with the gross negligence or willful misconduct of any employee of ETE in connection with ETE’s performance under this Agreement, except to the extent that Damages were caused directly or indirectly by acts or omissions of any ETP Party. Notwithstanding the foregoing, ETE shall not be liable for any special, indirect, incidental, or consequential damages relating to such third party claims.

ARTICLE XI

DISPUTE RESOLUTION

If any AOP is not submitted or is not approved by the Parties, or if the Parties are unable to resolve any service, performance or budget issues, or if there is a material breach of this Agreement that has not been corrected within thirty (30) days of receipt of notice of such breach, the respective Representatives of ETE and ETP will meet promptly to review and attempt to resolve those issues in good faith.

ARTICLE XII

MISCELLANEOUS

12.1 Governing Law. This Agreement and performance hereunder will be governed by and construed in accordance with the laws of the State of Texas without regard to the principles of conflict of laws.

12.2 Assignment. This Agreement is not assignable in whole or in part by either Party without the prior written consent of the other, said consent not to be unreasonably withheld; provided that either Party may assign this Agreement in whole or in part to a parent, a direct or indirect wholly-owned subsidiary, an Affiliate or a successor thereto.

12.3 Entire Agreement. This Agreement, including the attached Exhibits, is the complete and exclusive statement of the agreement between the Parties and supersedes all prior

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proposals, understandings and all other agreements, oral and written, between the Parties relating to the subject matter of this Agreement. This Agreement may not be modified or altered except by written instrument duly executed by both Parties.

12.4 Force Majeure. Any delay or failure by either Party in the performance of this Agreement will be excused to the extent that the delay or failure is due solely to causes or contingencies beyond the reasonable control of such Party.

12.5 Severability. If any provision, clause or part of this Agreement, or the application thereof under certain circumstances is held invalid or unenforceable for any reason, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances shall not be affected thereby.

12.6 Notices. All communications, notices and disclosures required or permitted by this Agreement shall be in writing and shall be deemed to have been given one day after being delivered personally or by messenger or being received via telecopy, telex or other electronic transmission, or two days after being sent by overnight delivery service, in all cases addressed to the person for whom it is intended at the addresses as follows:

If to ETP:

Karen Z. Hicks

V.P. of Administration and Controller

Energy Transfer Partners, L.P.

P.O. Box 6789

Helena, MT 59604

406-442-9759 ext 107

Fax 800-308-6404

khicks@heritagepropane.com

If to ETE:

Sonia Aubé

Energy Transfer Equity, L.P.

2828 Woodside Street

Dallas, Texas 75204

(214) 981-0722

(214) 981-0706 (fax)

sonia.aube@energytransfer.com

or to such other address as a Party shall have designated by notice in writing to the other Party in the manner provided by this Section 13.6.

13.7 Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

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IN WITNESS WHEREOF, the Parties have signed this Agreement on the date first set forth above.

ENERGY TRANSFER PARTNERS, L.P.

By:
H. Michael Krimbill President and Chief Financial Officer

ENERGY TRANSFER EQUITY, L.P.

By:
John W. McReynolds President

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EXHIBIT 1

TO

SHARED SERVICES AGREEMENT

INFORMATION TECHNOLOGY SERVICES

I.	DESCRIPTION OF SERVICES

A.	SCOPE

Energy Transfer Partners, L.P. (“ETP”) will provide Information Technology services to Energy Transfer Equity, L.P. (“ETE”) to enable ETE to attain its business objectives of developing, implementing, operating and supporting Information Technology requirements, either through ETP’s own resources, the resources of its subsidiaries or Affiliates, as defined in the SHARED SERVICES AGREEMENT (the “Services Agreement”), dated as of August 26, 2005, by and between ETP and ETE, or by contracting with other independent contractors all in accordance with Section 2.2 of the Services Agreement.

B.	SERVICES

The services that ETP will provide, shall include, but not limited to, basic maintenance, operations, e-mail and website support, and other standard services as requested.

II.	SERVICE FEES

The Fee payable for the information technology services shall be $1,200 per month.

III.	ADDITIONAL TERMS

Period of coverage will be ongoing subject to annual reviews.

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EXHIBIT 2

TO

SHARED SERVICES AGREEMENT

CORPORATE BUSINESS DEVELOPMENT SERVICES

I.	DESCRIPTION OF SERVICES

A.	SCOPE

Energy Transfer Partners, L.P. (“ETP”) will provide corporate business development services to Energy Transfer Equity, L.P. (“ETE”), either through ETP’s own resources, the resources of its subsidiaries or Affiliates, as defined in the SHARED SERVICES AGREEMENT (the “Services Agreement”), dated as of August 26, 2005, by and between ETP and ETE, or by contracting with other independent contractors all in accordance with Section 2.2 of the Services Agreement.

B.	SPECIFIC SERVICES

The specific services that ETP will provide to ETE are as follows:

a.	Assisting with strategic planning and special projects for ETE.
b.	Assisting in the planning and implementation of acquisitions, dispositions and strategic alliances for ETE.
c.	Assisting in the planning and execution of investment-related and corporate development presentations.

Additional services may be included upon agreement of both Parties.

II.	SERVICE FEES

The Fee payable for the corporate planning and analysis services shall be mutually agreed upon on a project by project basis.

III.	ADDITIONAL TERMS

Period of coverage will be ongoing subject to calendar quarterly reviews.

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EXHIBIT 3

TO

SHARED SERVICES AGREEMENT

BUILDINGS SERVICES AND CONFERENCE SERVICES

I.	DESCRIPTION OF SERVICES

A.	SCOPE

Energy Transfer Partners, L.P. (“ETP”) will provide building services, in addition to other services as listed below, to Energy Transfer Equity, L.P. (“ETE”), either through ETP’s own resources, the resources of its subsidiaries or Affiliates, as defined in the SHARED SERVICES AGREEMENT (the “Services Agreement”), dated as of August 26, 2005, by and between ETP and ETE, or by contracting with other independent contractors all in accordance with Section 2.2 of the Services Agreement.

B.	SPECIFIC SERVICES

ETP will provide office space, conference rooms, covered parking, utilities, phone service, copy machines, kitchen facilities, maintenance, property taxes and any additional services mutually agreed upon between the parties.

II.	SERVICE FEES

The Fee payable for these services shall be $18,247.50 per month.

III.	ADDITIONAL TERMS

Period of coverage will be ongoing subject to annual reviews.

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EXHIBIT 4

TO

SHARED SERVICES AGREEMENT

TREASURY SERVICES

I.	DESCRIPTION OF SERVICES

A.	SCOPE

Energy Transfer Partners, L.P. (“ETP”) will provide treasury services to Energy Transfer Equity, L.P. (“ETE”), including cash management, risk management, short and long-term borrowings, investment of benefit trusts, arrangement of credit facilities and coordination with credit rating agencies, either through ETP’s own resources, the resources of its subsidiaries or Affiliates, as defined in the SHARED SERVICES AGREEMENT (the “Services Agreement”), dated as of August 26, 2005, by and between ETP and ETE, or by contracting with other independent contractors all in accordance with Section 2.2 of the Services Agreement.

B.	SPECIFIC SERVICES

The specific services that ETP will provide are as follows:

1. CASH MANAGEMENT

a.	Calculate, document and initiate disbursement requests for the payment of certain ETE Treasury items related to short-term and long-term debt, common dividends, credit facility fees, ETE share repurchases and interest rate swap agreements.
b.	Poll daily bank account balances for ETE’s banks and perform cash position.
c.	Post ETE’s cash desk activity to ETE’s general ledger.
d.	Provide reporting on short-term borrowings and investments and interface with ETE’s general ledger.
e.	Provide reporting on short-term borrowings and investments and interface with ETE’s general ledger.
f.	Support ETE’s bank accounts, including opening, closing and modifying accounts at the request and approval of ETE.
g.	Pay ETE bank fees.
h.	Obtain bank credit lines for ETE’s letter of credit needs.
i.	Structure/maintain efficient bank network with banks and analyze bank service needs.
j.	Planning, designing and implementing commercial paper programs, including selection of and negotiations with underwriters, financial advisors and counsel.

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2. RISK MANAGEMENT

a.	Administering risk management, safety and claim services.
b.	Monitoring and planning of effective treasury risk management strategies.
c.	Monitoring and managing counter party risk.
d.	Negotiation and acquisition of insurance coverage, including, but not limited to, property and business interruption casualty (including worker’s compensation), directors’, officers’ and other liability coverages.
e.	Risk, safety and claim vendor selection and oversight.
f.	Risk, safety and claim processes and measurements.

3. CAPITAL MARKETS

a.	Planning, designing and implementing public debt offerings, including selection of, and negotiation with, underwriters, financial advisors and counsel.
b.	Planning, negotiating and implementing all credit facilities.
c.	Planning, negotiating and implementing reporting covenants contained within applicable borrowing arrangements.
d.	Planning, negotiating and executing fixed/floating and cross currency swaps to manage the portfolio.
e.	Coordinating all interactions with credit rating agencies.

4. BENEFIT INVESTMENTS

a.	Provide administrative oversight for all ETE benefit trusts.
b.	Design and implement asset allocation strategies for all ETE defined benefit plan assets.
c.	Identify, select and monitor investment advisors for ETE’s pension, 401(i) and other benefit plans.
d.	Provide information for reporting to the Pension Benefit Guarantee Corp. and other government agencies regarding ETE’s benefit plans and investments.
e.	Preparation of presentations to ETE’s Board of Directors regarding benefit plan investments.

Additional services may be included upon agreement of both Parties.

II.	SERVICE FEES

The Fee payable for treasury services shall be $2,000 per month.

III.	ADDITIONAL TERMS

Period of coverage will be ongoing subject to calendar quarterly reviews.

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EXHIBIT 5

TO

SHARED SERVICES AGREEMENT

FINANCIAL SERVICES, REPORTING, RESEARCH AND LEDGER

I.	DESCRIPTION OF SERVICES

A.	SCOPE

Energy Transfer Partners, L.P. (“ETP”) will provide financial reporting, advising and auditing services to Energy Transfer Equity, L.P. (“ETE”), either through ETP’s own resources, the resources of its subsidiaries or Affiliates, as defined in the SHARED SERVICES AGREEMENT (the “Services Agreement”), dated as of August 26, 2005, by and between ETP and ETE, or by contracting with other independent contractors all in accordance with Section 2.2 of the Services Agreement.

B.	SPECIFIC SERVICES

The specific services that ETP will provide are as follows:

1. FINANCIAL SERVICES

a.	Provide payroll services and direct deposits.
b.	Payment of related taxes, garnishment and other deductions to appropriate parties.
c.	Preparation and filing of employer tax returns.
d.	Preparation of annual W-2’s for employees.
e.	Processing and paying invoices and purchase orders, including input into the accounts payable system.
f.	Processing travel vouchers and balancing travel advance accounts.
g.	Recording all payments and maintaining all related files.
h.	Preparing checks for vendor payment and employee reimbursement.
i.	Preparation of Form 1099s and other governmental reports.
j.	Processing and paying employee travel and entertainment expense reports.
k.	Preparing and circulating weekly and monthly standard reports, as requested.
l.	Preparing special reports on a timely basis and responding to all inquiries for research and analysis, as requested.
m.	Preparing documentation for intercompany billing.

2. FINANCIAL CONSOLIDATIONS AND REPORTING

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a.	Preparing quarterly, annual and any other required SEC reports.
b.	Monthly consolidation of ETE’s financial statements.
c.	Assist in the preparation of ETE’s annual report and earnings releases.
d.	Preparing monthly reporting of results of operations for distribution to ETE’s Board of Directors.
e.	Assisting ETE in the preparation of reports to committees of its Board of Directors (e.g., Audit Committee and Compensation Committee).

3. FINANCIAL RESEARCH

a.	Responding to requests for financial research from any ETE business unit.
b.	Evaluating and coordinating ETE’s compliance with new regulatory requirements (SEC, FASB, EITF, ETE.)
c.	Assisting ETE in responding to accounting regulatory bodies (SEC, FASB, EITF, ETE.) regarding their solicitation of comments on proposed regulation.
d.	Preparing other governmental reports.
e.	Preparing all required Form 11K and ERISA reports.
f.	Coordinating external audit services.

4. LEDGER SERVICES

a.	Administering ETE stock options granted under the Management Incentive Plan as well as ETE stock awards to ETE employees under ETP plans.
b.	Preparing all necessary reports related to stock option exercises.
c.	Maintaining a general ledger for holding company and accounting for debt, stock and intercompany transactions at the holding company level.

Additional services may be included upon agreement of both Parties.

II.	SERVICE FEES

The Fee payable for financial services, financial consolidations and reporting and financial research shall be $20,000 per month.

III.	ADDITIONAL TERMS

Period of coverage will be ongoing subject to annual reviews.

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